TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------

          AGREEMENT made as of the 19th day of June, 1993 by and between Freedom Mutual Fund, a Massachusetts business trust having its principal office and place of business at One Beacon Street, Boston, Massachusetts (the "Trust"), and John Hancock Fund Services, Inc., a Delaware corporation having its principal office and place of business at 101 Huntington Avenue, Boston, Massachusetts 02199 ("JHFSI").

                                   WITNESSETH:
                                   -----------

          WHEREAS,  the Trust  desires to appoint  JHFSI as its transfer  agent,
  dividend   disbursing  agent  and  agent  in  connection  with  certain  other activities, and JHFSI desires to accept such appointment;

         WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust presently offers shares of beneficial interest in two (2) series, such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
  Article 8, being herein referred to as the "Fund(s)";

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

  Article 1 Terms of Appointment: Duties of JHFSI

         1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby, employs and appoints JHFSI to act as, and JHFSI agrees to act as transfer agent for the Trust's authorized and issued shares of beneficial interest ("Shares"), with any accumulation, open-account or similar plans provided to the shareholders of the Funds ("Shareholders") and set out in the currently effective prospectus of the Funds, including without limitation any periodic investment plan or periodic withdrawal program.

         1.02 JHFSI agrees that it will perform the following services:







         (a) In accordance with procedures established from time to time by agreement between the Trust and JHFSI, JHFSI shall:

               (i) Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Funds (the "Custodian");

               (ii)      Pursuant  to  purchase  orders,  issue the  appropriate
                         number   of  Shares   and  hold  such   Shares  in  the
                         appropriate Shareholder account;

               (iii)     Receive  for   acceptance,   redemption   requests  and
                         redemption   directions  and  deliver  the  appropriate
                         documentation therefor to the Custodian;

               (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

               (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

               (vi)      Prepare  and  transmit   payments  for   dividends  and
                         distributions declared by the Fund;

               (vii) Maintain records of account for and advise the Funds and their Shareholders as to the foregoing; and

               (viii) Record the issuance of Shares of the Funds and maintain pursuant to SEC Rule 17Ad-l0(e) a record of the total number of Shares of the Funds which are authorized, based upon data provided to it by the Funds, and issued and outstanding. JHFSI shall also provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds.


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     (b) In addition to and not in lieu of the  services  set forth in the above paragraph (a), JHFSI shall: (i) perforn all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders,
preparing  and  mailing   confirmations  forms  and  statements  of  account  to
Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Funds to monitor the total number of Shares sold in each State.

     (c) In addition, the Funds shall (i) identify to JHFSI in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of JHFSI for the Funds' blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.

     (d) Additionally, JHFSI shall:

                (i) Utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Funds of such transactions so identified on a daily and cumulative basis.

                (ii) If upon any day the cumulative net effect of such transactions upon a Fund is negative and exceed a dollar amount equivalent to l/2 of l cent per share, JHFSI shall promptly make a payment to the Fund in cash or through the use of a credit, in the manner described in paragraph (iv) below, in such amount as may be necessary to reduce the negative cumulative net effect to less than l/2 of l cent per share.



                                        3







                (iii) If on the last business day of any month the cumulative net effect upon a Fund (adjusted by the amount of all prior payments and credits by JHFSI and the Fund) is negative, the Fund shall be entitled to a reduction in the fee next payable under the Agreement by an equivalent amount, except as provided in paragraph (iv) below. If on the last business day in any month the cumulative net effect upon a Fund (adjusted by the amount of all prior payments and credits by JHFSI and the Fund) is positive, JHFSI shall be entitled to recover certain past payments and reductions in fees, and to credit against all future payments and fee reductions that may be required under the Agreement as herein described in paragraph (iv) below.

                (iv) At the end of each month, any positive cumulative net effect upon a Fund shall be deemed to be a credit to JHFSI which shall first be applied to permit JHFSI to recover any prior cash payments and fee reductions made by it to the Fund under paragraphs (ii) and (iii) above during the calendar year, by increasing the amount of the monthly fee under the Agreement next payable in an amount equal to prior payments and fee reductions made by JHFSI during such calendar year, but not exceeding the sum of that month's credit and credits arising in prior months during such calendar year to the extent such prior credits have not previously been utilized as contemplated by this paragraph. Any portion of a credit to JHFSI not so used by it shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a cash payment or fee reduction to be made to the Fund pursuant to paragraphs (ii) or (iii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).

                (v) JHFSI shall supply to the Funds from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (i) above, and the daily and cumulative net effects of such transactions, and shall advise the Funds at the end of each month of the net cumulative effect at such time. JHFSI shall promptly advise the Funds if at any time the cumulative net effect exceeds a dollar amount equivalent to 1/2 of 1 cent per share.

                (vi) In the event that this Agreement is terminated for whatever cause, the Funds shall promptly pay to JHFSI an amount in cash equal to the amount by which the cumulative net effect upon the Funds is positive or, if the cumulative net effect upon the Funds is negative, JHFSI shall promptly pay to the Funds an amount in cash equal to the amount of such cumulative net effect.

                                        4







     Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and JHFSI but the failure of the Funds to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of JHFSI to perform such services hereunder.

Article 2 Fees and Expenses

         2.01 For performance by JHFSI pursuant to this Agreement, the Funds agree to pay JHFSI an annual maintenance fee for each Shareholder account as set forth in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and JHFSI.

        2.02 In addition to the fee paid under Section 2.01 above the Funds agree to reimburse JHFSI for out-of-pocket expenses or advances incurred by JHFSI for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by JHFSI at the request or with the consent of the Funds, will be reimbursed by the Funds.

        2.03 The Funds agree to pay all fees and reimbursable expenses promptly following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to JHFSI by the Funds at least seven (7) days prior to the mailing date of such materials.

 Article 3 Representations and Warranties of JHFSI

        JHFSI represents and warrants to the Trust that:

        3.01 It is a Delaware corporation duly organized and existing and in good standing under the laws of the State of Delaware, and as a Foreign Corporation under the Laws of the Commonwealth of Massachusetts.

        3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

        3.03 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.


                                        5







        3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

        3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

 Article 4 Representations and Warranties of the Trust

        The Trust represents and warrants to JHFSI that:

        4.01 It is a trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

        4.02 It is empowered under applicable laws and by its Declaration of Trust and ByLaws to enter into and perform this Agreement.

        4.03 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

        4.04  It  is  an  open-end   investment  company  registered  under  the
Investment Company Act of 1940.

        4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law flings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

 Article 5 Indemnification

        5.01 JHFSI shall not be responsible for, and the Trust shall indemnify and hold JHFSI harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

        (a) All actions of JHFSI or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.



                                        6







        (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

        (c) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state unless such violation results from any action or omission by JHFSI or any of its agents or subcontractors which fails to comply with written instructions of the Trust or any officer of the Trust that no offers or sales be made in general or to the residents of a particular state.

        5.02 JHFSI shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributed to any action or failure or omission to act by JHFSI as a result of JHFSI's lack of good faith, negligence or willful misconduct.

        5.03 At any time JHFSI may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by JHFSI under this Agreement, and JHFSI and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. JHFSI, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided JHFSI or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. JHFSI, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

        5.04 In the event either party is unable to perform itS obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall



                                        7







 not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

        5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

        5.06 In order  that the  indemnification  provisions  contained  in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6 Covenants of the Trust and JHFSI

         6.01 The Trust shall promptly furnish to JHFSI the following:

        (a) A certified copy of the resolution of the Board of Trustees authorizing both the appointment of JHFSI and the execution and delivery of this Agreement.

        (b) A copy of the Master Trust Agreement and By-Laws of the Trust and all amendments thereto.

        6.02 JHFSI hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

        6.03 JHFSI shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, JHFSI agrees that all such records prepared or maintained by JHFSI relating to the services to be performed by JHFSI hereunder are the property of the Trust and will be preserved, maintained and made




                                       8


 available in accordance with such Section and Rules, and will be surrendered to the Fund on and in accordance with its request.

        6.04 JHFSI and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

        6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, JHFSI will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such instruction. JHFSI reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

 Article 7 Termination of Agreement

        7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days' written notice to the other.

        7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, JHFSI reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8 Additional Funds

        8.01 In the event that the Trust establishes one or more of series of Shares in addition to the present series with respect to which it desires to have JHFSI render services as a transfer agent under the terms hereof, it shall so notify JHFSI in writing, and if JHFSI agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

Article 9 Assignment

        9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.



                                        9







        9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

        9.03 JHFSI may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A (c)(1) of the Securities Exchange Act of 1934 ("Section 17A (c)(1)"), (ii) or any other entity JHFSI deems appropriate in order to comply with the terms and conditions of this Agreement, provided, however, that JHFSI shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 10 Amendment

     10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Article 11 Massachusetts Law to Apply

     11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 12 Merger of Agreement

     12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 13 Limitation on Liability

     13.01 The Master Trust Agreement establishing the Trust, dated December 22, 1980, a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides all persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the Trust, and neither the shareholders nor the Trustees, nor any of the Trust's officers, employees, or agents shall be personally liable therefore.






                                       10


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

ATTEST:                                      FREEDOM MUTUAL FUND

/s/ John Danello                             BY: /s/ Dexter A. Dodge
--------------------                             ---------------------------
                                                 Dexter A. Dodge
                                                 Chairman

ATTEST:                                      JOHN HANCOCK FUND SERVICES, INC.

                                             BY: /s/ David A. King
--------------------                             ---------------------------
                                                 David A. King
                                                 President



                                       11





                        JOHN HANCOCK FUND SERVICES, INC.

                         FEE INFORMATION FOR SERVICES AS
                   PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT

                               FREEDOM MUTUAL FUND
                        FREEDOM GROUP OF TAX EXEMPT FUNDS

--------------------------------------------------------------------------------

  General - Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. Annual maintenance charges for various kinds of mutual funds are given below.

  ANNUAL MAINTENANCE CHARGES - Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

  Non-Direct Accounts         $ 9.50
  Direct Accounts             $13.50

 The following features will each be assessed additional charges as an add-on to the annual per account rate.

  Closed accounts per account, per month                      $ .10
  Disaster Recovery/Emergency Backup per
  account serviced, per year                                  $ .25 each account

 CHECKWRITING

  Each check presented for payment                            $ 1.00
  Set up of checkwriting function                             $ 5.00 per account

  FREEDOM MUTUAL FUND                           JOHN HANCOCK FUND SERVICES, INC.
  FREEDOM CROUP OF TAX EXEMPT FUNDS

 By:    /s/ Dexter A. Dodge                     By:    David A. King
        -----------------------                        -----------------------

 Title: Chairman & CEO                          Title: President & CEO
        -------------------                            -----------------------
 Date:  06/11/93                                Date:  6/4/94
        -------------------                            -----------------------






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